Exhibit 99.1

Media Contact: Marissa Travaline 609.561.9000 ext. 4227 mtravaline@sjindustries.com Investor Contact: Dan Fidell 609.561.9000 ext. 7027 dfidell@sjindustries.com

FOR IMMEDIATE RELEASE

SJI Announces Sale of Marina Thermal Facility for $100 Million

FOLSOM, NJ, December 6, 2019 – SJI (NYSE: SJI) today announced it has entered into an agreement through its wholly-owned subsidiary, Marina Energy, LLC, to sell its Marina Thermal Facility to DTE Energy Services for $100 million in cash.

Located in Atlantic City, New Jersey, the Marina Thermal Facility is an eight-megawatt combined heat and power generation facility that provides electricity and hot and chilled water to both Borgata Hotel Casino & Spa and The Water Club.

“The agreement to sell the Marina Thermal Facility marks another achievement in SJI’s ongoing business transformation by monetizing a non-core asset, allowing us to focus on our long-term growth strategy,” said Steven Cocchi, senior vice president & chief strategy and development officer. “While the sale marks the end of a remarkably successful 15-year operating history, SJI looks forward to collaborating with DTE Energy Services in support of a seamless transition to ensure the needs of Borgata Hotel Casino & Spa and The Water Club will continue to be met.”

The transaction is expected to close within 60 days, subject to satisfying customary closing conditions.
Consistent with SJI’s stated goal of maintaining a strong balance sheet, the company intends to use proceeds from the sale to repay debt.

Guggenheim Securities is acting as financial advisor and Morgan, Lewis and Bockius, LLP is acting as legal advisor to South Jersey Industries.

About SJI
SJI (NYSE: SJI), an energy services holding company based in Folsom, NJ, delivers energy services to its customers through three primary subsidiaries. SJI Utilities, SJI’s regulated natural gas utility business, delivers safe, reliable, affordable natural gas to approximately 681,000 South Jersey Gas, Elizabethtown Gas and Elkton Gas customers in New Jersey and Maryland. SJI’s non-utility businesses within South Jersey Energy Solutions promote efficiency, clean technology and renewable energy by providing customized wholesale commodity marketing and fuel management services; and developing, owning and operating on-site energy production facilities. SJI Midstream houses the company’s interest in the PennEast Pipeline Project. Visit sjindustries.com for more information about SJI and its subsidiaries.